UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934(1)


                                (AMENDMENT NO. 2)

                            CYPRESS BIOSCIENCE, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    232674507
                                 (CUSIP Number)

                                DECEMBER 31, 2005
             (Date of Event Which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         |_| Rule 13d-1(b)

         |X| Rule 13d-1(c)

         |_| Rule 13d-1(d)




         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No. 232674507                   13G                     Page 2 of 18 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Investments, L.P.         04-3428180

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                            5.       SOLE VOTING POWER
      NUMBER OF
                                     -0-
        SHARES              -------- -------------------------------------------
                            6.       SHARED VOTING POWER
     BENEFICIALLY
                                     -0-
       OWNED BY             -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER
      PERSON WITH:
                                     -0-
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------
                           ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232674507                   13G                     Page 3 of 18 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Companion Fund, L.P. 04-3428725

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                            5.       SOLE VOTING POWER
      NUMBER OF
                                     -0-
        SHARES              -------- -------------------------------------------
                            6.       SHARED VOTING POWER
     BENEFICIALLY
                                     -0-
       OWNED BY             -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER
      PERSON WITH:
                                     -0-
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------
                           ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232674507                   13G                     Page 4 of 18 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Investments II, L.P.      22-3764772

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                            5.       SOLE VOTING POWER
      NUMBER OF
                                     -0-
        SHARES              -------- -------------------------------------------
                            6.       SHARED VOTING POWER
     BENEFICIALLY
                                     -0-
       OWNED BY             -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER
      PERSON WITH:
                                     -0-
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------
                           ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232674507                   13G                     Page 5 of 18 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                ProQuest Investments II Advisors Fund, L.P.      22-3784567

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                            5.       SOLE VOTING POWER
      NUMBER OF
                                     -0-
        SHARES              -------- -------------------------------------------
                            6.       SHARED VOTING POWER
     BENEFICIALLY
                                     -0-
       OWNED BY             -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER
      PERSON WITH:
                                     -0-
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------
                           ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232674507                   13G                     Page 6 of 18 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Associates LLC            04-3428185

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                            5.       SOLE VOTING POWER
      NUMBER OF
                                     -0-
        SHARES              -------- -------------------------------------------
                            6.       SHARED VOTING POWER
     BENEFICIALLY
                                     -0-
       OWNED BY             -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER
      PERSON WITH:
                                     -0-
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          OO
--------- ----------------------------------------------------------------------
                           ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232674507                   13G                     Page 7 of 18 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                ProQuest Associates II LLC         22-3764735

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                            5.       SOLE VOTING POWER
      NUMBER OF
                                     -0-
        SHARES              -------- -------------------------------------------
                            6.       SHARED VOTING POWER
     BENEFICIALLY
                                     -0-
       OWNED BY             -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER
      PERSON WITH:
                                     -0-
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          OO
--------- ----------------------------------------------------------------------
                           ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232674507                   13G                     Page 8 of 18 Pages



--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Jay Moorin

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                            5.       SOLE VOTING POWER
      NUMBER OF
                                     -0-
        SHARES              -------- -------------------------------------------
                            6.       SHARED VOTING POWER
     BENEFICIALLY
                                     -0-
       OWNED BY             -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER
      PERSON WITH:
                                     -0-
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------
                           ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232674507                   13G                     Page 9 of 18 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Alain Schreiber

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Resident Alien
--------- ----------------------------------------------------------------------
                            5.       SOLE VOTING POWER
      NUMBER OF
                                     -0-
        SHARES              -------- -------------------------------------------
                            6.       SHARED VOTING POWER
     BENEFICIALLY
                                     -0-
       OWNED BY             -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER
      PERSON WITH:
                                     -0-
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------
                           ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232674507                   13G                    Page 10 of 18 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Joyce Tsang

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                            5.       SOLE VOTING POWER
      NUMBER OF
                                     -0-
        SHARES              -------- -------------------------------------------
                            6.       SHARED VOTING POWER
     BENEFICIALLY
                                     -0-
       OWNED BY             -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER
      PERSON WITH:
                                     -0-
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------
                           ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232674507                   13G                    Page 11 of 18 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Pasquale DeAngelis

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                            5.       SOLE VOTING POWER
      NUMBER OF
                                     -0-
        SHARES              -------- -------------------------------------------
                            6.       SHARED VOTING POWER
     BENEFICIALLY
                                     -0-
       OWNED BY             -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER
      PERSON WITH:
                                     -0-
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------
                           ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232674507                   13G                    Page 12 of 18 Pages


ITEM 1(A).        NAME OF ISSUER.

         Cypress Bioscience, Inc. (the "Company").

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

         The Company's principal executive offices are located at 4350 Executive Drive, Suite 325, San Diego, California 92121.

ITEMS 2(A).       NAME OF PERSON FILING.

         This statement is filed on behalf of the following persons with respect to shares of common stock of the Company and shares underlying warrants to purchase shares of common stock of the Company owned by such persons (collectively, the "Shares"):

          (i)  ProQuest  Investments,   L.P.,  a  Delaware  limited  partnership
("Investments"), with respect to Shares beneficially owned by it;

         (ii) ProQuest Companion Fund, L.P., a Delaware limited partnership ("Companion Fund"), with respect to Shares beneficially owned by it;

         (iii) ProQuest Investments II, L.P., a Delaware limited partnership ("Investments II"), with respect to Shares beneficially owned by it;

         (iv) ProQuest Investments II Advisors Fund, L.P., a Delaware limited partnership ("Advisors Fund"), with respect to Shares beneficially owned by it;

         (v) ProQuest Associates LLC, a Delaware limited liability company ("Associates"), as General Partner of Investments and Companion Fund, with respect to Shares beneficially owned by Investments and Companion Fund;

         (vi) ProQuest Associates II LLC, a Delaware limited liability company ("Associates II"), as General Partner of Investments II and Advisors Fund, with respect to Shares beneficially owned by Investments II and Advisors Fund;

         (vii)  Jay  Moorin,  an  individual  and a  member  of  Associates  and
Associates II ("Moorin"), with respect to Shares beneficially owned by Investments, Companion Fund, Investments II and Advisors Fund, and with respect to shares beneficially owned by Jay Moorin in his individual capacity;

         (viii) Alain Schreiber, an individual and a member of Associates and Associates II ("Schreiber"), with respect to Shares beneficially owned by Investments, Companion Fund, Investments II and Advisors Fund;

         (ix)  Joyce  Tsang,  an  individual  and a  member  of  Associates  and
Associates  II  ("Tsang"),   with  respect  to  Shares   beneficially  owned  by
Investments, Companion Fund, Investments II and Advisors Fund; and

CUSIP No. 232674507                   13G                    Page 13 of 18 Pages


         (x) Pasquale DeAngelis, an individual and a member of Associates and Associates II ("DeAngelis"), with respect to Shares beneficially owned by Investments, Companion Fund, Investments II and Advisors Fund.

         The foregoing persons are hereinafter referred to collectively as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

         The address of the principal business office of each of the Reporting Persons is 90 Nassau Street, 5th Floor, Princeton, New Jersey 08542.

ITEM 2(C).        CITIZENSHIP.

         Mr. Moorin, Ms. Tsang and Mr. DeAngelis are United States citizens. Mr. Schreiber is a United States resident alien. Investments, Companion Fund, Investments II and Advisors Fund are Delaware limited partnerships organized under the laws of the State of Delaware. Associates and Associates II are Delaware limited liability companies organized under the laws of the State of Delaware.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES.

         The title of the Company's class of securities beneficially owned by the Reporting Person is Common Stock, par value $0.001 per share.

ITEM 2(E).        CUSIP NUMBER.

         The CUSIP number of the Company's class of securities beneficially owned by the Reporting Persons is No. 232674507.

ITEM 3.

         If this  statement is filed  pursuant to Rules 13d-1(b) or 13d- 2(b) or
(c), check whether the person filing is a:

         (a) |_| Broker or dealer registered under Section 15 of the Act,

         (b)      |_| Bank as defined in Section 3(a)(6) of the Act,

         (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act,

         (d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940,

         (e)      |_|  Investment  Adviser  in  accordance  with Rule  13d-1
                  (b)(1)(ii)(E),

         (f) |_| Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

CUSIP No. 232674507                   13G                    Page 14 of 18 Pages


         (g) |_| Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

         (h) |_| Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

         (i)      |_| Church Plan that is excluded from the definition of an
                  investment   company   under   Section   3(c)(14)  of  the
                  Investment Company Act of 1940,

         (j)      |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to 13d-1(c), check this box: |X|

ITEM 4.           OWNERSHIP.

         The percentages used herein are calculated based upon 31,898,345 shares of the Company's common stock issued and outstanding as of the close of business on November 7, 2005, based upon the Company's Form 10-Q for the quarterly period ending September 30, 2005. As of the close of business on December 31, 2005, the Reporting Persons beneficially owned Shares in the amounts and percentages listed below:

         A.       PROQUEST INVESTMENTS, L.P.

         (a) Amount beneficially owned: -0-

         (b) Percent of class: 0%

         (c) (i)   Sole power to vote or direct the vote: -0-

             (ii)  Shared power to vote or direct the vote: -0-

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared power to dispose or direct the disposition: -0-

         B.       PROQUEST COMPANION FUND, L.P.

         (a) Amount beneficially owned: -0-

         (b) Percent of class: 0%

         (c) (i)   Sole power to vote or direct the vote: -0-

             (ii)  Shared power to vote or direct the vote: -0-

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared power to dispose or direct the disposition: -0-

CUSIP No. 232674507                   13G                    Page 15 of 18 Pages


         C.       PROQUEST INVESTMENTS II, L.P.

         (a) Amount beneficially owned: -0-

         (b) Percent of class: 0%

         (c) (i)   Sole power to vote or direct the vote: -0-

             (ii)  Shared power to vote or direct the vote: -0-

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared power to dispose or direct the disposition: -0-

         D.       PROQUEST INVESTMENTS II ADVISORS FUND, L.P.

         (a) Amount beneficially owned: -0-

         (b) Percent of class: 0%

         (c) (i)   Sole power to vote or direct the vote: -0-

             (ii)  Shared power to vote or direct the vote: -0-

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared power to dispose or direct the disposition: -0-

         E.       PROQUEST ASSOCIATES LLC

         (a) Amount beneficially owned: -0-

         (b) Percent of class: 0%

         (c) (i)   Sole power to vote or direct the vote: -0-

             (ii)  Shared power to vote or direct the vote: -0-

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared power to dispose or direct the disposition: -0-

         F.       PROQUEST ASSOCIATES II LLC

         (a) Amount beneficially owned: -0-

         (b) Percent of class: 0%

         (c) (i)   Sole power to vote or direct the vote: -0-

CUSIP No. 232674507                   13G                    Page 16 of 18 Pages


             (ii)  Shared power to vote or direct the vote: -0-

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared power to dispose or direct the disposition: -0-

         G.       JAY MOORIN

         (a) Amount beneficially owned: -0-

         (b) Percent of class: 0%

         (c) (i)   Sole power to vote or direct the vote: -0-

             (ii)  Shared power to vote or direct the vote: -0-

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared power to dispose or direct the disposition: -0-

         H.       ALAIN SCHREIBER

         (a) Amount beneficially owned: -0-

         (b) Percent of class: 0%

         (c) (i)   Sole power to vote or direct the vote: -0-

             (ii)  Shared power to vote or direct the vote: -0-

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared power to dispose or direct the disposition: -0-

         I.       JOYCE TSANG

         (a) Amount beneficially owned: -0-

         (b) Percent of class: 0%

         (c) (i)   Sole power to vote or direct the vote: -0-

             (ii)  Shared power to vote or direct the vote: -0-

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared power to dispose or direct the disposition: -0-

CUSIP No. 232674507                   13G                    Page 17 of 18 Pages


          J.       PASQUALE DEANGELIS

         (a) Amount beneficially owned: -0-

         (b) Percent of class: 0%

         (c) (i)   Sole power to vote or direct the vote: -0-

             (ii)  Shared power to vote or direct the vote: -0-

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared power to dispose or direct the disposition: -0-

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         Not Applicable.

TEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10.          CERTIFICATIONS.

         Each of the Reporting Persons hereby makes the following certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 232674507                   13G                    Page 18 of 18 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: February 10, 2006


                                      /S/ PASQUALE DEANGELIS
                                      ------------------------------------------
                                      Pasquale   DeAngelis,   individually,   as
                                      a member of ProQuest Associates LLC    and
                                      ProQuest Associates II LLC, as a member of
                                      ProQuest Associates    LLC  on  behalf  of
                                      ProQuest Investments,  L.P.  and  ProQuest
                                      Companion Fund,  L.P.,  and as a member of
                                      ProQuest Associates  II  LLC on behalf  of
                                      ProQuest Investments II, L.P. and ProQuest
                                      Investments II Advisors Fund, L.P.



                                                         *
                                      ------------------------------------------
                                      Jay Moorin, individually


                                                         *
                                      ------------------------------------------
                                      Alain Schreiber, individually


                                                         *
                                      ------------------------------------------
                                      Joyce Tsang, individually


*By: /S/ PASQUALE DEANGELIS
     --------------------------------------
     Pasquale DeAngelis, Attorney-in-Fact
     Power of Attorney previously filed with the Securities and Exchange Commission

                                  Exhibit Index
                                  SCHEDULE 13G


EXHIBIT NUMBER    EXHIBIT DESCRIPTION

99.1              Joint Filing Agreement